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EXHIBIT 10.1

                          EMPLOYMENT AGREEMENT BETWEEN

                          CALIFORNIA PIZZA KITCHEN, INC

                                       AND

                              H. G. CARRINGTON, JR.

         THIS EMPLOYMENT AGREEMENT (the "Agreement") dated as of July 24, 2003 is entered into between California Pizza Kitchen, Inc., a California corporation (the "Company") and H. G. Carrington, Jr. ("Executive").

                                   WITNESSETH:

         WHEREAS, Executive is the former Executive Vice President, Chief Financial Officer and Secretary of the Company; and

         WHEREAS, the Company is undergoing a management restructuring as a result of a change in growth strategy and other goals; and

         WHEREAS, Executive is familiar with the administration and management of the Company and its business; and

         WHEREAS, the Company has requested that Executive commit to serve as temporary President for a period of six months (the "Initial Term") in order to assist the Company through its management transition; and

         WHEREAS, the Company and Executive have each agreed to evaluate in good faith the possibility of retaining Executive beyond the Initial Term; and

         WHEREAS, Executive and the Company desire to enter into an agreement providing for the employment by the Company of Executive in the position of Interim President upon the terms provided herein.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

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         1.       Employment. During the Employment Period (as defined in
Section 2), the Company hereby employs Executive and Executive hereby accepts employment as Interim President of the Company.

         2. Term. The Initial Term of this Agreement shall commence on July 24, 2003, and shall expire on January 23, 2004 unless sooner terminated in accordance with the provisions of Section 6 hereof; provided, however, that the term of this Agreement may be extended by mutual agreement. The period from the commencement of the term of this Agreement to the date of its expiration or sooner termination shall be considered to be the "Employment Period" hereunder.

         3. Duties. Subject to the authority of the Board of Directors of the Company (the "Board") and the Company's Co-Chief Executive officers (the "Co-CEOs"), as Interim President, Executive shall direct and supervise the management, officers, business and affairs of the Company and perform such other duties commensurate with his offices and as directed by the Board and/or the Co-CEOs. During the Employment Period, Executive shall perform his duties hereunder in a diligent manner, subject to the provisions of this Section 3; shall be a full-time employee of the Company, devoting such amount of his business time, attention and efforts to the affairs of the Company within the scope of his employment as is reasonably necessary for the proper rendition of such service; and shall use his best efforts to promote the best interests of the Company. Executive shall be based in the Company's Dallas office but agrees to commute to the Company's Los Angeles office each week for that number of days as is mutually agreed between the Company and Executive. If the Company determines that it is in the Company's best interests for Executive to serve on the Board, Executive agrees, if so elected, to serve during the Employment Period. Executive's services shall be rendered when and as required by the Board and the Co-CEOs and in accordance with its and their instructions, direction and control.

         4.       Compensation.

                  a. Base Salary. During the Initial Term, the Company shall pay Executive compensation equal to an annual base salary at the rate of Two Hundred Seventy-Five Thousand Dollars ($275,000) (as adjusted by the Board in accordance with this Section 4, "Base Salary") per annum, prorated for any partial employment year. In order to ensure that Executive continues to serve as President throughout the Initial Term, the full amount of the prorated Base Salary for the Initial Term (the "Initial Payment") shall be paid to Executive on the last day of the Initial Term (the "Initial Payment Date"). If the Employment Period is extended beyond the Initial Term, Executive's compensation shall be reviewed by the Board.

                  b. Bonuses. If Executive has been continuously employed by the Company through the Initial Payment Date, the Executive shall be paid a guaranteed bonus for the Initial Term in the amount of Sixty-Eight Thousand Seven Hundred Fifty Dollars ($68,750) (the "Initial Bonus"). Thereafter, if the Employment Period is extended, Executive shall participate in the Company's Executive Bonus Plan (the "Plan"), and Executive shall be entitled to receive such annual bonuses, if any, as are determined in accordance with the Plan. The targets established for the Plan shall be developed by and agreed upon among Executive, the Co-CEOs, and the Board.

                  c. Options. Subject to obtaining the approval of the Company's Compensation Committee, Executive shall be granted options (the "Options") to purchase an

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aggregate of 20,000 shares of the Company's Common Stock pursuant to the
Company's 1998 Stock-Based Incentive Compensation Plan (the "Plan"). The Options shall be exercisable at a price fixed by the Compensation Committee on the date of grant. The Options will vest and become immediately exercisable by Executive on the Initial Payment Date if Executive has been continuously employed by the Company through such date. Notwithstanding the foregoing, if Executive is terminated by the Company without "just cause" (as hereinafter defined) prior to the Initial Payment Date, the Options shall nonetheless vest and become exercisable by Executive on the Initial Payment Date. Once vested, the Options shall remain exercisable for a period of three years regardless of whether Executive continues to be employed by the Company.

                  d. Reimbursement for Business Expenses. The Company shall reimburse Executive for all expenses necessarily and reasonably incurred by Executive in connection with the business of the Company against presentation of proper receipts or other proof of expenditure, and subject to such reasonable guidelines or limitations as are provided to Executive.

                  e. Reimbursement for Commuting Expenses. The Company shall reimburse Executive for the reasonable costs incurred by him in connection with commuting from his home in Dallas, Texas to the Company's office in Los Angeles, California each week. The commuting expense shall be paid to Executive promptly following Executive's presentation of proper receipts or other proof of expenditure to the Company.

                  f. Company Car and Apartment. During the Initial Term, the Company shall make a Company car and the Company's apartment in Los Angeles available for Executive's use when he is working in the Los Angeles office.

                  g. COBRA Payments. For a period of six months following the termination of Executive's employment for any reason other than termination pursuant to Section 6(a)(vii) below, the Company shall make direct payments to the Company's insurance carrier with respect to all COBRA premiums payable by Executive for himself and his family members who were covered under the Company's group health insurance plan immediately prior to such termination. Notwithstanding the forgoing, the Company's obligations under this Section 4(g) shall terminate immediately if Executive becomes eligible to participate in another employer's health insurance plan.

                  h. CPK Management Dining Card. For a period of five years following the termination of Executive's employment, Executive will be permitted to use a CPK Gold Management Dining Card and receive all of the dining privileges available thereunder during such five-year period.

         5. Benefits. During the Employment Period, Executive shall be entitled to:

                  a. Three weeks paid vacation annually, published holidays observed by the Company and sick leave as made generally available to the senior executives of the Company,

                  b. Participation in any profit sharing plan, retirement plan, group life insurance plan or other insurance plan, medical expense plan, medical and dental insurance and

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other benefit arrangements maintained by the Company for its senior executives generally and, if applicable, their family members.

         6.       Termination.

                  a. Executive's employment hereunder shall terminate upon the earlier of: (i) the expiration of the Initial Term, (ii) the death of Executive, (iii) the expiration of a continuous period of thirty (30) calendar days during which Executive is unable to perform his material duties due to physical or mental incapacity (during which period the Company shall continue to provide Executive with all benefits previously made available to Executive, to pay Executive all bonuses which are otherwise payable during such period and to pay Executive his Base Salary as set forth in Section 4(a); provided that the Base Salary shall be reduced by all amounts paid to Executive on account of disability or other insurance, worker's compensation, social security or other payments made to Executive arising out of his disability which in each case, where applicable, are paid under or pursuant to any plan or arrangement provided at the cost of the Company; and notwithstanding the foregoing, all such payments by the Company shall cease upon the earlier termination or expiration of this Agreement), (iv) termination by the Company due to "just cause," (v) termination by Executive due to a material breach of this Agreement by the Company ("good reason"), (vi) termination by the Company without just cause, or (vii) termination by Executive without good reason. The exercise of the right of the Company or Executive to terminate this Agreement pursuant to clauses (iv) or (v) hereof, as the case may be, shall not abrogate the rights and remedies of the terminating party in respect of the breach giving rise to such termination.

                  b. "Just cause" hereunder shall be defined and limited to mean:

                           (i)      Executive's failure or refusal, as
determined by the Board its sole discretion, to perform specific directives of the Board which are consistent with the scope and nature of Executive's duties and responsibilities as set forth herein (including the duties described in Section 3), which failure or refusal continues after notice thereof and a reasonable time to cure;

                           (ii)     Executive's conviction for a felony or any
crime involving moral turpitude, fraud, or misrepresentation, or the presentation of proof satisfactory to the Board in the exercise of its reasonable judgment of Executive's misappropriation or embezzlement of funds or assets from the Company;

                           (iii)    any intentional act having the purpose and
effect of injuring the reputation, business or business relationships of the Company in any material respect; and

                           (iv)     any breach by Executive of any material
provision of this Agreement, including, without limitation, the restrictive covenants contained in Section 7 hereof.

                  c. In the event of any dispute regarding the existence of Executive's incapacity hereunder, the matter will be resolved by the determination of a physician qualified to practice medicine in California selected by the Board of Directors of the Company. For this purpose, Executive will submit to appropriate medical examinations.

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                  d.       If Executive's employment hereunder is terminated
pursuant to Section 6(a)(i), the Company shall have no further obligations or liabilities hereunder, except that Executive shall be entitled to receive the Initial Payment, the Initial Bonus, the cash equivalent of any accrued but unused vacation time computed at Executive's Base Salary rate and any unreimbursed expenses in accordance with Section 4. If Executive's employment hereunder is terminated pursuant to Section 6(a)(ii), (iii), (v), or (vi), the Company shall have no further obligations or liabilities hereunder except that Executive shall be entitled to receive the portion of his Base Salary provided for in Section 4(a) which has accrued through the effective date of such termination, a prorata portion of the Initial Bonus (treating such Initial Bonus as though it accrues ratably throughout the Initial Term), the cash equivalent of any accrued but unused vacation time computed at Executive's Base Salary rate and any unreimbursed expenses in accordance with Section 4. If Executive's employment hereunder is terminated pursuant to Section 6(a)(iv), the Company shall have no further obligations or liabilities hereunder except that Executive shall be entitled to receive the portion of his Base Salary provided for in
Section 4(a) which is accrued through the effective date of such termination, the cash equivalent of any accrued but unused vacation time computed at Executive's Base Salary rate and any unreimbursed expenses in accordance with
Section 4. If Executive's employment hereunder is terminated pursuant to Section 6(a)(vii), the Company shall have no obligations or liabilities hereunder and shall not be required to pay Executive any amount in respect of any Base Salary or Initial Bonus accrued during the Initial Term and shall be responsible only to reimburse Executive for any unreimbursed expenses in accordance with Section 4.

         7.       Restrictive Covenant.

                  a. Nondisclosure. Executive has, and during the Employment Period will have, access to confidential information and trade secrets of the Company (the "Confidential Information") that may include, among other things:

                           (i)      financial information, such as the Company's
earnings, assets, debts, prices, pricing structure, volumes of purchases or sales or other financial data, whether relating to the Company generally, or to particular products, services, geographic areas, or time periods;

                           (ii)     supply and services information, such as
goods and services used in the Company's business, suppliers' names and addresses, terms of supply or service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to the Company, the details of which are not generally known;

                           (iii)    marketing information, such as details about
ongoing or proposed marketing programs or agreements by or on behalf of the Company, sales forecasts or results of marketing efforts or information about impending transactions, including information concerning possible locations for a new Company restaurant;

                           (iv)     personnel information, such as employee
compensation or other terms of employment;

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                           (v)      customer information, such as any
compilation of past, existing or prospective customers, customers' proposals or agreements between customers and the Company, status of customers' accounts or credit, or related information about actual or prospective customers;

                           (vi)     product information including, but not by
way of limitation, recipes; and

                           (vii)    the Company's procedures, systems, policies
and processes of operation.

                  Executive shall at all times during his employment by the Company and thereafter hold in strictest confidence any and all Confidential Information that may have come or may come into Executive's possession or within Executive's knowledge. Executive agrees that neither he nor any person or entity, directly or indirectly, controlled by or under common control with the Executive (an "Affiliate") will for any reason, except in the course of performing his duties hereunder with the Company's express written consent, for himself or any other person, use or disclose to anyone, exclusive of Company employees, agents, or independent consultants to the Company or any of its subsidiaries or Affiliates of the Company, any Confidential Information; provided, however, that Executive may disclose Confidential Information which
(i) has become generally available to the public other than as a result of a breach of this Agreement by Executive or (ii) Executive is compelled to disclose pursuant to subpoena or an order by a court of competent jurisdiction; provided that, if Executive is so required to disclose any Confidential Information pursuant to the foregoing clause (ii), Executive shall provide advance written notice to the Company, to the extent possible, to allow the Company to seek an appropriate protective order therefor.

                  b. Non-Solicitation of Employees. Executive agrees that from the date hereof and continuing for a period of three years following the termination of this Agreement for whatever reason (the "Non-Compete Period"), neither Executive nor any Affiliate of Executive will solicit or hire for employment any officer, director or employee of the Company who was employed by the Company at any time within twelve months prior to the act of solicitation.

                  c. Non-Competition. Executive agrees that during the Employment Period, neither Executive nor any Affiliate of Executive will, directly or indirectly, become a shareholder, director, officer, agent, partner or employee of, or otherwise hold any ownership interest in, any person, firm or entity engaged in any Competitive Business (as defined below), engage as a sole proprietor in any Competitive Business, act as a consultant to or assist any of the foregoing or otherwise engage or participate in any Competitive Business; provided, however, that the foregoing shall not prohibit the ownership by Executive of less than two percent of the outstanding shares of the stock of any corporation engaged in any Competitive Business, which shares are regularly traded on a national securities exchange or in any over-the-counter market. For the purpose hereof, "Competitive Business" means the ownership, operation, development or management of restaurants within the United States.

                  d. Consideration, Relief, Reformation; Severability. The Company has specifically bargained for the covenants set forth in this Section 7 in consideration for the compensation, experience, and information that Executive will gain or receive in connection with

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his employment by the Company. Executive agrees that the covenants set forth herein will not preclude Executive from engaging in any lawful profession, trade or business or from being gainfully employed necessary to provide Executive, his family members and dependents a standard of living to which he and they have been accustomed and may expect. Executive acknowledges and agrees that the restrictive covenants in this Section 7 have been specifically negotiated, are reasonable in all respects, including, without limitation, their geographic scope and duration, and may be enforced by specific performance or otherwise. Executive shall not raise any issue of reasonableness as a defense in any proceeding to enforce any of such covenants. Notwithstanding the foregoing, in the event that a covenant included in this Agreement shall be deemed by any court to be unreasonably broad in any respect, it shall be modified or limited in its geographic scope, duration or otherwise to the extent necessary to make it reasonable while preserving its restrictive nature to the maximum degree possible and shall be enforced accordingly; provided however, that if, notwithstanding the foregoing, a court of competent jurisdiction shall hold any of the covenants contained in Sections 7(a), (b) or (c) to be unenforceable (as so modified), then the unenforceable covenant shall be deemed eliminated from the provisions of this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining covenants to be enforced so that the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby.

         8. Developments. Executive hereby assigns to the Company his entire right, title and interest in all know how, discoveries and improvements, customer lists, trade secrets and ideas, writings and copyrightable material, which may be conceived by Executive or developed or acquired by him during the term of this Agreement, which may pertain directly or indirectly to the Company's business. Executive agrees to promptly and fully disclose in writing all such developments. Executive will, upon the Company's request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to entitle the Company to all rights in the foregoing and enable the Company to file and prosecute applications for, and to acquire, maintain and enforce all letters, trademark registrations or copyrights with respect to the foregoing in all countries.

         9. Remedies. Executive acknowledges that any material breach of this Agreement will cause irreparable harm to the Company, that such harm will be difficult if not impossible to ascertain, and that the Company shall be entitled to equitable relief, including injunction, against any actual or threatened breach hereof, without bond and without liability should such relief be denied, modified or vacated. Neither the right to obtain such relief nor the obtaining of such relief shall be exclusive of or preclude the Company from any other remedy.

         10. Taxes. In the event the Internal Revenue Service (the "IRS") or any state taxing authority seeks to recharacterize any business expense paid or reimbursed by the Company on behalf of Executive, the Company agrees to defend and hold Executive harmless, on an after-tax basis, from any amounts payable by Executive to the IRS or such state taxing authorities as a result of such recharacterization.

         11. Insurance. The Company may, at its election and for its benefit, insure Executive against disability, accidental loss or death, and Executive shall submit to such reasonable physical examinations and supply such information as may be reasonably required in connection therewith.

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         12.      Assignment. The rights and benefits of Executive hereunder are not assignable whether by voluntary or involuntary assignment or transfer. This Agreement shall be binding upon and inure to the benefit of the successors of the Company and shall be assignable by the Company only to the entity acquiring all or substantially all of the assets of the Company.

         13. Arbitration. All disputes or litigation arising out of or relating to the interpretation or enforcement of, or the compliance or non-compliance with, the terms of this Agreement shall be resolved by final and binding arbitration in accordance with the arbitration procedures of the American Arbitration Association. The arbitrator may award reasonable attorneys' fees and costs to the prevailing party. Judgment on any arbitration award may be entered in any Court of competent jurisdiction.

         14. Legal Counsel. Executive acknowledges that Executive has carefully read this Agreement and understands all of the terms hereof and that Executive has been given the opportunity to discuss this Agreement with Executive's private legal counsel and has availed himself of that opportunity to the extent Executive wishes to do so.

         15. Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed to have been received five business days after having been deposited in the United States Mail and enclosed in a registered or certified post-paid envelope; one day after having been sent by overnight courier on a business day or otherwise at the open of business on the next succeeding business day; when personally delivered or sent by facsimile communications equipment of the sending party on a business day or otherwise at the open of business on the next succeeding business day; and, in each case, addressed to the respective parties at the addresses stated below or to such other changed addresses that the parties may have fixed by notice in accordance herewith.

                  If to the Company:        California Pizza Kitchen, Inc.
                                            6053 W. Century Blvd., Suite 1100
                                            Los Angeles, CA 90045-6430
                                            Attention: Co-CEOs
                                            Telephone: (310) 939-9176
                                            Fax:       (310) 939-9829

                  With a copy in the
                  case of breach to:        Pillsbury Winthrop LLP
                                            725 South Flower Street, Suite 2800
                                            Los Angeles, CA 90017-5406
                                            Attention: Anna M. Graves, Esq.
                                            Telephone: (213) 488-7164
                                            Fax:       (213) 226-4017

                  If to Employee:           California Pizza Kitchen, Inc.
                                            6053 W. Century Blvd., Suite 1100
                                            Los Angeles, CA 90045-6430
                                            Attention: H.G. Carrington, Jr.
                                            Telephone: (310) 342-5000
                                            Fax:       (310) 342-4649

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         16.      Waiver of Breach. A waiver by the Company or Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

         17. Entire Agreement. This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreements of the parties with respect to the subject matter hereof. It may be changed only by an agreement in writing signed by a party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         18. Applicable Law. The terms and conditions of this Agreement shall be governed by and construed in accordance with the laws of the State of California.

         19. Conflicts. To the extent any term or condition of any agreement to which Executive is a party or is bound conflicts with any term or condition herein, the term or condition herein shall control.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                            By:      /s/ RICHARD L. ROSENFIELD
                                                     -------------------------

                                                     Richard L. Rosenfield

                                                     Co-Chief Executive Officer

                                            By:      /s/ H.G. CARRINGTON JR
                                                     ----------------------

                                                     H. G. Carrington, Jr.

                                                     Executive

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